Exhibit 99.1
Alteryx Announces Fourth Quarter and Full Year 2021 Financial Results

Full Year 2021 Revenue of $536 million, up 8% Year-Over-Year
Annual Recurring Revenue of $638 million, up 30% Year-Over-Year
IRVINE, Calif. – February 15, 2022 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its fourth quarter and full year ended December 31, 2021.

"With our largest increase in net new ARR in the company's history, Alteryx closed out fiscal year 2021 on a record note," said Mark Anderson, CEO of Alteryx, Inc. "Closing a year of transformation, we start fiscal 2022 well-positioned to continue to drive growth and accelerate our journey to the cloud."
Fourth Quarter 2021 Financial Highlights
•Revenue: Revenue for the fourth quarter of 2021 was $173.8 million, an increase of 8%, compared to revenue of $160.5 million in the fourth quarter of 2020.
•Gross Profit: GAAP gross profit for the fourth quarter of 2021 was $157.3 million, or a GAAP gross margin of 90%, compared to GAAP gross profit of $149.8 million, or a GAAP gross margin of 93%, in the fourth quarter of 2020. Non-GAAP gross profit for the fourth quarter of 2021 was $161.0 million, or a non-GAAP gross margin of 93%, compared to non-GAAP gross profit of $151.7 million, or a non-GAAP gross margin of 94%, in the fourth quarter of 2020.
•Income (Loss) from Operations: GAAP loss from operations for the fourth quarter of 2021 was $(26.8) million, compared to GAAP income from operations of $24.4 million for the fourth quarter of 2020. Non-GAAP income from operations for the fourth quarter of 2021 was $17.7 million compared to non-GAAP income from operations of $49.2 million for the fourth quarter of 2020.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the fourth quarter of 2021 was $(37.5) million, compared to GAAP net income attributable to common stockholders of $22.0 million for the fourth quarter of 2020. GAAP net loss per diluted share for the fourth quarter of 2021 was $(0.56), based on 67.5 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.32, based on 69.8 million GAAP weighted-average diluted shares outstanding for the fourth quarter of 2020.
Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2021 were $11.8 million and $0.17, respectively, compared to non-GAAP net income of $43.2 million and non-GAAP net income per diluted share of $0.62 for the fourth quarter of 2020. Non-GAAP net income per diluted share for the fourth quarter of 2021 was based on 69.3 million non-GAAP weighted-average diluted shares outstanding, compared to 69.8 million non-GAAP weighted-average diluted shares outstanding for the fourth quarter of 2020.
•Balance Sheet and Cash Flow: Cash, cash equivalents, and short-term and long-term investments as of December 31, 2021 was $1.0 billion. Cash provided by operating activities for the fourth quarter of 2021 was $38.8 million compared to cash provided by operating activities of $58.5 million for the fourth quarter of 2020.

Full Year 2021 Financial Highlights
•Revenue: Revenue for the full year 2021 was $536.1 million, an increase of 8%, compared to revenue of $495.3 million for the full year 2020.
•Gross Profit: GAAP gross profit for the full year 2021 was $480.4 million, or a GAAP gross margin of 90%, compared to GAAP gross profit of $451.5 million, or a GAAP gross margin of 91%, for the full year 2020. Non-GAAP gross profit for the full year 2021 was $491.5 million, or a non-GAAP gross margin of 92%, compared to non-GAAP gross profit of $459.8 million, or a non-GAAP gross margin of 93%, for the full year 2020.
•Income (Loss) from Operations: GAAP loss from operations for the full year 2021 was $(136.3) million, compared to GAAP loss from operations of $(3.9) million for the full year 2020. Non-GAAP loss from operations for the full year 2021 was $(1.7) million compared to non-GAAP income from operations of $77.0 million for the full year 2020.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the full year 2021 was $(179.7) million, compared to GAAP net loss of $(24.4) million for the full year 2020. GAAP net loss per diluted share for the full year 2021 was $(2.67), based on 67.2 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.37), based on 66.1 million GAAP weighted-average diluted shares outstanding for the full year 2020.
Non-GAAP net loss and non-GAAP net loss per diluted share for the full year 2021 were $(10.7) million and $(0.16), respectively, compared to non-GAAP net income of $65.5 million and non-GAAP net income per diluted share of $0.94 for the full year 2020. Non-GAAP net loss per diluted share for the full year 2021 was based on 67.2 million non-GAAP weighted-average diluted shares outstanding, compared to 69.6 million non-GAAP weighted-average diluted shares outstanding for the full year 2020.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Fourth Quarter 2021 and Recent Business Highlights
•Ended the quarter with $638.0 million in annual recurring revenue (ARR), an increase of 30% year-over-year.
•Ended the fourth quarter of 2021 with 7,936 customers, a 12% increase from the fourth quarter of 2020. Added 247 net new customers in the fourth quarter of 2021.
•Achieved a dollar-based net expansion rate (annual contract value based) of 119% for the fourth quarter of 2021.
•Acquired Trifacta Inc. in the first quarter 2022, further advancing Alteryx’s journey to become a cloud platform.
•Launched general availability of Designer Cloud and Alteryx Machine Learning in the first quarter 2022.
•Made the Alteryx platform available in the AWS marketplace, enabling AWS customers to automate complex analytics and accelerate digital transformation via the AWS platform.
•Alteryx was awarded one of the "Best Places to Work” in Built In's 100 Best Large Companies to Work for in 2022.
Financial Outlook
We provide the financial guidance below based on current market conditions and expectations. Our guidance is subject to various important cautionary factors described below. Based on information available as of February 15, 2022, guidance for the first quarter of 2022 and full year 2022 is as follows:
•First Quarter 2022 Guidance:
◦Revenue is expected to be in the range of $144.0 million to $147.0 million.
◦ARR is expected to be in the range of $675.0 million to $678.0 million.
◦Non-GAAP loss from operations is expected to be in the range of $(50.0) million to $(47.0) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.61) to $(0.58) based on approximately 67.8 million non-GAAP weighted-average basic and diluted shares outstanding.
•Full Year 2022 Guidance:
◦Revenue is expected to be in the range of $710.0 million to $720.0 million.
◦ARR is expected to be in the range of $805.0 million to $815.0 million.
◦Non-GAAP loss from operations is expected to be in the range of $(50.0) million to $(40.0) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.68) to $(0.58) based on approximately 68.3 million non-GAAP weighted-average basic and diluted shares outstanding, respectively, and an effective tax rate of 20%.

The financial outlook above for non-GAAP (loss) from operations and non-GAAP net (loss) per share excludes estimates for stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily because of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the "Investors" page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through Tuesday, February 22, 2022, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13725938. An archived webcast of this conference call will also be available in the "Investors" page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization and impairment of intangible assets and changes in fair value of contingent consideration, which are non-cash and related to business combinations from certain of our non-GAAP financial measures. In addition, we exclude acquisition expenses, such as transaction costs and other non-recurring incremental costs incurred, as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.

Income tax adjustments. We utilize a fixed projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors, including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both of 2021 and 2020. We anticipate using a long-term non-GAAP tax rate of 20% for the year ending December 31, 2022; however, the non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our guidance for the first quarter of 2022 and the full year 2022, our ability to execute our long-term growth strategy and transformation, including with respect to our cloud journey, the anticipated benefits of and innovation resulting from our acquisitions, our non-GAAP tax rate for 2022, the potential benefits of our strategic technology partnerships, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: our ability to manage our growth and the investments made to grow our business effectively; our ability to retain and expand our talent base, particularly our sales force and software engineers, and increase their productivity; risks and uncertainties associated with the COVID-19 pandemic; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our ability to develop a successful business model to sell product and services acquired or to integrate such products or services into our existing products and services; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and retain and expand sales to existing customers; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of the COVID-19 pandemic on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of the COVID-19 pandemic on our customers’ purchasing decisions and the length of our sales cycles, particularly for customers in certain industries highly affected by the COVID-19 pandemic.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which are available on the “Investors” page of our website at http://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2021. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.

About Alteryx, Inc.
Alteryx, the Analytics Automation company, is focused on enabling every person to transform data into a breakthrough. Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation and shape the future of analytic process automation (APA). Organizations of all sizes, all over the world, rely on Alteryx to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Laura Finlayson
laura.finlayson@alteryx.com
Investor Contacts
Alteryx, Inc.
Elena Carr
ir@alteryx.com

Alteryx, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Subscription-based software license	$83,109	$88,501	$203,960	$237,035
PCS and services	90,696	72,026	332,175	258,273
Total revenue	173,805	160,527	536,135	495,308
Cost of revenue:
Subscription-based software license	1,228	1,176	4,967	5,125
PCS and services	15,288	9,567	50,786	38,714
Total cost of revenue	16,516	10,743	55,753	43,839
Gross profit	157,289	149,784	480,382	451,469
Operating expenses:
Research and development	36,775	26,448	132,420	101,117
Sales and marketing	101,883	68,794	334,480	252,820
General and administrative	45,456	30,183	149,747	101,439
Total operating expenses	184,114	125,425	616,647	455,376
Income (Loss) from operations	(26,825)	24,359	(136,265)	(3,907)
Interest expense	(10,002)	(9,717)	(39,208)	(38,119)
Other income (loss), net	(497)	7,177	(2,058)	14,381
Income (Loss) before provision for (benefit of) income taxes	(37,324)	21,819	(177,531)	(27,645)
Provision for (benefit of) income taxes	222	(216)	2,150	(3,271)
Net income (loss)	$(37,546)	$22,035	$(179,681)	$(24,374)
Net income (loss) per share attributable to common stockholders, basic	$(0.56)	$0.33	$(2.67)	$(0.37)
Net income (loss) per share attributable to common stockholders, diluted	$(0.56)	$0.32	$(2.67)	$(0.37)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, basic	67,488	66,644	67,191	66,058
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	67,488	69,754	67,191	66,058

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cost of revenue	$2,202	$803	$6,421	$2,550
Research and development	6,990	5,973	28,903	18,388
Sales and marketing	14,414	8,030	40,519	28,463
General and administrative	14,903	8,826	48,222	25,515
Total	$38,509	$23,632	$124,065	$74,916

Alteryx, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$152,375	$171,891
Short-term investments	506,874	584,445
Accounts receivable, net	192,318	136,985
Prepaid expenses and other current assets	81,360	79,144
Total current assets	932,927	972,465
Property and equipment, net	71,270	40,645
Operating lease right-of-use assets	102,681	62,508
Long-term investments	343,213	265,800
Goodwill	57,415	37,070
Intangible assets, net	21,737	16,191
Other assets	70,445	70,616
Total assets	$1,599,688	$1,465,295
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,086	$5,340
Accrued payroll and payroll related liabilities	61,391	46,569
Accrued expenses and other current liabilities	53,917	34,987
Deferred revenue	208,154	108,664
Convertible senior notes, net (current)	77,400	72,619
Total current liabilities	408,948	268,179
Convertible senior notes, net	686,016	657,501
Operating lease liabilities	78,784	53,860
Other liabilities	23,186	8,964
Total liabilities	1,196,934	988,504
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	7
Additional paid-in capital	598,710	489,025
Accumulated deficit	(190,429)	(10,748)
Accumulated other comprehensive loss	(5,534)	(1,493)
Total stockholders’ equity	402,754	476,791
Total liabilities and stockholders’ equity	$1,599,688	$1,465,295

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$(37,546)	$22,035	$(179,681)	$(24,374)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,792	3,676	16,380	12,101
Non-cash operating lease cost	4,902	2,830	16,527	8,424
Stock-based compensation	38,509	23,632	124,065	74,916
Amortization (accretion) of discounts and premiums on investments, net	899	1,168	4,461	1,085
Amortization of debt discount and issuance costs	8,393	8,101	32,772	31,654
Deferred income taxes	410	(679)	634	(4,945)
Other non-cash operating activities, net	303	(4,304)	893	619
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(121,043)	(74,516)	(56,917)	(7,368)
Deferred commissions	(12,298)	(6,040)	(12,350)	(7,323)
Prepaid expenses and other current assets and other assets	41,794	29,305	11,622	(16,502)
Accounts payable	(2,474)	310	2,584	(2,746)
Accrued payroll and payroll related liabilities	20,827	12,960	13,931	(7,547)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	2,636	1,679	(11,305)	(9,406)
Deferred revenue	88,712	38,332	99,543	26,194
Net cash provided by operating activities	38,816	58,489	63,159	74,782
Cash flows from investing activities:
Purchases of property and equipment	(12,141)	(12,101)	(32,768)	(26,358)
Cash paid in business acquisitions, net of cash acquired	(27,177)	—	(27,177)	—
Purchases of investments	(140,404)	(257,535)	(905,544)	(1,141,598)
Sales and maturities of investments	113,393	291,836	898,604	856,110
Net cash provided by (used in) investing activities	(66,329)	22,200	(66,885)	(311,846)
Cash flows from financing activities:
Proceeds from exercise of stock options	134	2,623	10,400	23,125
Minimum tax withholding paid on behalf of employees for restricted stock units	(4,581)	(5,311)	(24,475)	(21,206)
Other financing activity	—	(2,877)	—	(3,415)
Net cash used in financing activities	(4,447)	(5,565)	(14,075)	(1,496)
Effect of exchange rate changes on cash and cash equivalents	(239)	1,112	(1,241)	801
Net increase (decrease) in cash and cash equivalents	(32,199)	76,236	(19,042)	(237,759)
Cash and cash equivalents—beginning of period	186,822	97,429	173,665	411,424
Cash and cash equivalents—end of period	$154,623	$173,665	$154,623	$173,665

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$157,289	$149,784	$480,382	$451,469
GAAP gross margin	90%	93%	90%	91%
Add back:
Stock-based compensation expense	2,202	803	6,421	2,550
Amortization of intangible assets	1,460	1,105	4,742	3,758
Impairment of intangible assets	—	—	—	2,025
Non-GAAP gross profit	$160,951	$151,692	$491,545	$459,802
Non-GAAP gross margin	93%	94%	92%	93%
Reconciliation of non-GAAP income (loss) from operations:
GAAP income (loss) from operations	$(26,825)	$24,359	$(136,265)	$(3,907)
GAAP operating margin	(15)%	15%	(25)%	(1)%
Add back:
Stock-based compensation expense	38,509	23,632	124,065	74,916
Amortization of intangible assets	1,516	1,161	4,971	3,970
Impairment of intangible assets	—	—	—	2,025
Acquisition-related adjustments	4,483	—	5,506	—
Non-GAAP income (loss) from operations	$17,683	$49,152	$(1,723)	$77,004
Non-GAAP operating margin	10%	31%	—%	16%
Reconciliation of non-GAAP net income:
GAAP net income (loss) attributable to common stockholders	$(37,546)	$22,035	$(179,681)	$(24,374)
Add back:
Stock-based compensation expense	38,509	23,632	124,065	74,916
Amortization of intangible assets	1,516	1,161	4,971	3,970
Impairment of intangible assets	—	—	—	2,025
Amortization of debt discount and issuance costs	7,583	7,333	29,616	28,648
Acquisition-related adjustments	4,483	—	5,506	—
Income tax adjustments	(2,732)	(11,005)	4,840	(19,658)
Non-GAAP net income (loss)	$11,813	$43,156	$(10,683)	$65,527
Non-GAAP diluted income per share:
Non-GAAP net income (loss)	$11,813	$43,156	$(10,683)	$65,527
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	69,277	69,754	67,191	69,585
Non-GAAP net income (loss) per diluted share	$0.17	$0.62	$(0.16)	$0.94
Reconciliation of non-GAAP diluted net income per share
GAAP net income (loss) per share attributable to common stockholders, diluted	$(0.56)	$0.32	$(2.67)	$(0.37)
Add back:
Non-GAAP adjustments to net income (loss) per share	0.73	0.30	2.51	1.31
Non-GAAP net income (loss) per share, diluted	$0.17	$0.62	$(0.16)	$0.94
Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute income (loss) per share attributable to common stockholders, diluted	67,488	69,754	67,191	66,058
Add back:
Effect of potentially dilutive shares	1,789	—	—	3,527
Non-GAAP weighted-average shares used to compute non-GAAP net income per share, diluted	69,277	69,754	67,191	69,585

Alteryx, Inc.
Other Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2020	2020	2020	2020	2021	2021	2021	2021
Customers	6,443	6,714	6,955	7,083	7,214	7,405	7,689	7,936
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2020	2020	2020	2020	2021	2021	2021	2021
Dollar-based net expansion rate	128%	126%	124%	122%	120%	120%	119%	119%
Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as certain professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2020	2020	2020	2020	2021	2021	2021	2021
Annual recurring revenue	$404.9	$432.3	$449.5	$492.6	$512.7	$547.6	$578.6	$638.0
    Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our consolidated statements of operations (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2020	2020	2020	2020	2021	2021	2021	2021
Remaining performance obligations	$400.4	$410.0	$402.7	$484.3	$452.6	$437.5	$412.0	$476.3
    Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our consolidated balance sheets (in millions).

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31	Jun. 30	Sep. 30	Dec. 31
	2020	2020	2020	2020	2021	2021	2021	2021
Contract assets	$75.8	$82.1	$95.0	$62.6	$74.5	$85.5	$88.3	$42.5